Exhibit 99.1

Seadrill Announces Second Quarter 2025 Results

Hamilton, Bermuda, August 6, 2025 - Seadrill Limited (“Seadrill” or the “Company”) (NYSE: SDRL) today announced its second quarter 2025 results.

Quarterly Highlights
•Reported a net loss of $42 million and Adjusted EBITDA(1) of $106 million
•Announced contract awards for West Vela and Sevan Louisiana in the U.S. Gulf
•Closed the second quarter with $419 million cash and net leverage(2) of 0.77

Financial Highlights

Figures in USD million, unless otherwise indicated	Three months ended June 30, 2025	Three months ended March 31, 2025
Total operating revenues	377	335
Contract revenues	288	248
Net loss	(42)	(14)
Adjusted EBITDA(1)	106	73
Adjusted EBITDA margin excluding Reimbursables(1)	29.4%	22.8%
Diluted loss per share ($)	(0.68)	(0.23)

“We are pleased that the active customer dialogues referenced in the prior quarter are converting into new contracts. The West Vela's continued exceptional operating performance has enabled it to secure work in a competitive environment, and the Sevan Louisiana contract award expands our customer base, creating access to a broader spectrum of work opportunities. Furthermore, we expect material progress on additional fixtures in the near future,” said President and CEO Simon Johnson. “With our disciplined approach to contracting, robust balance sheet and relentless focus on setting the standard in our operations, we remain confident in delivering long-term shareholder value as the market improves.”

Financial and Operational Results
Second quarter 2025 total operating revenues increased $42 million to $377 million, compared to $335 million in the prior quarter. Contract revenues, up $40 million to $288 million, drove almost all the improvement. The increase in contract revenues was primarily attributable to a quarter-on-quarter improvement in economic utilization(3) and an increase in operating days for West Polaris and West Neptune, partially offset by fewer operating days for West Capella.

Management contract revenues were $65 million, a $4 million sequential improvement, reflecting an agreed upon increase to the daily management fee Seadrill earns for providing management, operational and technical support to Sonadrill. The increase was retroactively applied from January 1, 2025.

Second quarter 2025 total operating expenses increased by $54 million to $371 million, compared to $317 million in the previous quarter. The increase is primarily attributable to the recognition of $51 million management contract expenses following an unfavorable legal judgment. As previously disclosed, the impact to 2025 Adjusted EBITDA(1) is estimated to be $10 million, $8 million of which has been recognized through the end of the second quarter.

Net loss for the second quarter was $42 million. Adjusted EBITDA(1) was $106 million, compared to $73 million in the prior quarter.

Exhibit 99.1
Balance Sheet and Cash Flow
At quarter-end, Seadrill had gross principal debt of $625 million and $419 million in cash and cash equivalents, including $26 million of restricted cash, for a net debt position of $206 million. Net cash provided by operating activities during the second quarter of 2025 was $11 million, including additions of $44 million for capitalized long-term maintenance. This was negatively impacted by a build in accounts receivables resulting from additional operating days and settlement of project costs incurred in prior periods. Payments for capital additions captured in net cash used in investing activities were $23 million. Free Cash Flow(1) was negative $12 million.

Commercial Activity and Order Backlog
•The West Vela was awarded a two-well contract by Talos Energy in the U.S. Gulf. The estimated term is 90 days, and the contract is expected to commence mid-November 2025.
•The Sevan Louisiana was awarded a three-well contract by Murphy Oil in the U.S. Gulf. The contract commenced in August 2025 and the rig is expected to work into November 2025.

As of August 6, 2025, Seadrill’s Order Backlog(4) was approximately $2.5 billion. The Company today provided an updated fleet status report on the Investor Relations section of its website, www.seadrill.com.

Conference Call Information
The Company will host a conference call to discuss its results on Thursday, August 7 at 08:00 CT / 15:00 CET. Interested participants may join the call by dialing +1 (800) 715-9871 (Conference ID: 5348977) at least 15 minutes prior to the scheduled start time. The Company will webcast the call live on the Investor Relations section of its website, where a replay will be available afterwards.

(1) These are non-GAAP measures. For a definition and a reconciliation to the most comparable GAAP measure, see Appendices.
(2) Net leverage is calculated as net debt (excluding restricted cash of $26 million) as of June 30, 2025 of $232 million, divided by Adjusted EBITDA(1) for the 12 month period ended June 30, 2025 of $300 million.
(3) Economic utilization is defined as dayrate revenue earned during the period, excluding bonuses, divided by the contractual operating dayrate, multiplied by the number of days on contract in the period.
(4) Order Backlog includes all firm contracts at the contractual operating dayrate multiplied by the number of days remaining in the firm contract period. It includes management contract revenues and leasing revenues from bareboat charter arrangements and excludes revenues for mobilization, demobilization, contract preparation, and other incentive provisions and backlog relating to non-consolidated entities.

About Seadrill
Seadrill is setting the standard in deepwater oil and gas drilling. With its modern fleet, experienced crews, and advanced technologies, Seadrill safely, efficiently, and responsibly unlocks oil and gas resources for national, integrated, and independent oil companies. For further information, visit www.seadrill.com.

Contact
Kevin Smith
VP - Corporate Finance & IR
ir@seadrill.com

Exhibit 99.1
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this news release, including, without limitation, those regarding the Company’s outlook and guidance, plans, strategies, business prospects, contract awards, financial performance, operations, litigation, rig activity and changes and trends in its business and the markets in which it operates, are forward-looking statements. These forward-looking statements can often, but not necessarily, be identified by the use of forward-looking terminology, including the terms "assumes", "projects", "forecasts", "estimates", "expects", "anticipates", "believes", "plans", "intends", "may", "might", "will", "would", "can", "could", "should" or, in each case, their negative, or other variations or comparable terminology. These statements are based on management’s current plans, expectations, assumptions and beliefs concerning future events impacting the Company and therefore involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: those described under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States ("U.S.") Securities and Exchange Commission (the “SEC”) on February 27, 2025, offshore drilling market conditions including supply and demand, dayrates, customer drilling programs and effects of new or reactivated rigs on the market, contract awards and rig mobilizations, contract backlog, dry-docking and other costs of maintenance, special periodic surveys, upgrades and regulatory work for the drilling units in the Company’s fleet, the performance of the drilling units in the Company’s fleet, delay in payment or disputes with customers, the Company’s ability to successfully employ its drilling units, procure or have access to financing, ability to comply with loan covenants, fluctuations in the international price of oil, international financial market conditions, U.S. trade policy and tariffs and worldwide reactions thereto, inflation, changes in governmental regulations that affect the Company or the operations of the Company’s fleet, increased competition in the offshore drilling industry, the review of competition authorities, the impact of global economic conditions and global health threats, pandemics and epidemics, our ability to maintain relationships with suppliers, customers, employees and other third parties, our ability to maintain adequate financing to support our business plans, our ability to successfully complete and realize the intended benefits of any mergers, acquisitions and divestitures, and the impact of other strategic transactions, our liquidity and the adequacy of cash flows to satisfy our obligations, future activity under and in respect of the Company’s share repurchase program, the cancellation of drilling contracts currently included in reported contract backlog, losses on impairment of long-lived fixed assets, shipyard, construction and other delays, the results of meetings of our shareholders, political and other uncertainties, including those related to the conflicts in Ukraine and the Middle East, and any related sanctions, the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies, including any litigation related to acquisitions or dispositions, the concentration of our revenues in certain geographical jurisdictions, limitations on insurance coverage, our ability to attract and retain skilled personnel on commercially reasonable terms, the level of expected capital expenditures, our expected financing of such capital expenditures and the timing and cost of completion of capital projects, fluctuations in interest rates or exchange rates and currency devaluations relating to foreign or U.S. monetary policy, tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues, legal and regulatory matters in the jurisdictions in which we operate, customs and environmental matters, the potential impacts on our business resulting from decarbonization and emissions legislation and regulations, the impact on our business from climate change generally, the occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems, including our rig operating systems, and other important factors described from time to time in the reports filed or furnished by us with the SEC.

The foregoing risks and uncertainties are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. In many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to any person(s) acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by securities laws.

Investors should note that we announce material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, we may use the Investors section of our website (www.seadrill.com) to communicate with investors, and we intend to post presentations and fleet status reports there, among other things. It is possible that the financial and other information posted there could be deemed to be material information. The information on our website is not part of, and is not incorporated into, this news release. Furthermore, references to our website URLs are intended to be inactive textual references only.

Exhibit 99.1
SEADRILL LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In $ millions, except per share data)	2025	2024	2025	2024
Operating revenues
Contract revenues	288	267	536	542
Reimbursable revenues (1)	16	15	31	35
Management contract revenues (1)	65	65	126	123
Leasing revenues (1)	8	26	16	37
Other revenues (1)	—	2	3	5
Total operating revenues	377	375	712	742
Operating expenses
Vessel and rig operating expenses	(180)	(165)	(359)	(345)
Reimbursable expenses	(16)	(14)	(31)	(34)
Depreciation and amortization	(56)	(43)	(111)	(81)
Management contract expenses	(93)	(41)	(138)	(79)
Selling, general and administrative expenses	(26)	(24)	(49)	(49)
Merger and integration related expenses	—	(3)	—	(5)
Total operating expenses	(371)	(290)	(688)	(593)
Other operating items
Gain on disposals	—	203	—	203
Other operating income	—	—	—	16
Total other operating items	—	203	—	219
Operating profit	6	288	24	368
Financial and other non-operating items
Interest income	3	7	7	14
Interest expense	(15)	(16)	(30)	(31)
Equity in earnings/(losses) of equity method investments (net of tax)	6	(15)	14	(11)
Other financial and non-operating items	(13)	(8)	(27)	(14)
Total financial and other non-operating items, net	(19)	(32)	(36)	(42)
(Loss)/profit before income taxes	(13)	256	(12)	326
Income tax expense	(29)	(3)	(44)	(13)
Net (loss)/income	(42)	253	(56)	313
Basic (LPS)/EPS ($)	(0.68)	3.61	(0.91)	4.41
Diluted (LPS)/EPS ($)	(0.68)	3.49	(0.91)	4.27
(1) Includes revenue from related parties of $79 million and $158 million, for the three and six months ended June 30, 2025, respectively, and $96 million and $172 million for the three and six months ended June 30, 2024, respectively.

Exhibit 99.1
SEADRILL LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In $ millions, except share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	393	478
Restricted cash	26	27
Accounts receivables, net	192	193
Other current assets	212	230
Total current assets	823	928
Non-current assets
Equity method investments	82	68
Drilling units, net of accumulated depreciation of 553 as of June 30, 2025 (December 31, 2024: 430)	2,970	2,946
Deferred tax assets	50	63
Equipment	5	5
Other non-current assets	140	146
Total non-current assets	3,247	3,228
Total assets	4,070	4,156
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	73	118
Other current liabilities	368	383
Total current liabilities	441	501
Non-current liabilities
Long-term debt	612	610
Deferred tax liabilities	12	11
Other non-current liabilities	134	116
Total non-current liabilities	758	737
Commitments and contingencies
Shareholders' equity
Common shares of par value $0.01 per share: 375,000,000 shares authorized as of June 30, 2025 (December 31, 2024: 375,000,000) and 62,225,301 issued as of June 30, 2025 (December 31, 2024: 62,154,422)	1	1
Additional paid-in capital	1,978	1,969
Accumulated other comprehensive income	1	1
Retained earnings	891	947
Total shareholders' equity	2,871	2,918
Total liabilities and shareholders' equity	4,070	4,156

Exhibit 99.1
SEADRILL LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
(In $ millions)	2025	2024
Cash flows from operating activities
Net (loss)/income	(56)	313
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	111	81
Gain on disposal of assets	—	(203)
Equity in (earnings)/losses of equity method investments (net of tax)	(14)	11
Deferred tax expense/(benefit)	14	(7)
Unrealized (gain)/loss on foreign exchange	(2)	5
Amortization of debt issue costs	2	2
Share based compensation expense	9	7
Other	27	—
Other cash movements in operating activities
Additions to long-term maintenance	(98)	(89)
Changes in operating assets and liabilities
Trade accounts receivable	(7)	37
Trade accounts payable	(41)	27
Prepaid expenses/accrued revenue	1	(12)
Deferred revenue	(1)	21
Deferred mobilization costs	26	(23)
Related party receivables	—	(22)
Other assets	(4)	(3)
Other liabilities	17	(37)
Net cash (used in)/provided by operating activities	(16)	108

Cash flows from investing activities
Additions to drilling units and equipment	(68)	(66)
Other	(4)	—
Proceeds from disposal of assets	—	338
Net cash (used in)/provided by investing activities	(72)	272

Cash flows from financing activities
Shares repurchased	—	(241)
Net cash used in financing activities	—	(241)
Effect of exchange rate changes on cash	2	(5)
Net (decrease)/increase in cash and cash equivalents, including restricted cash	(86)	134
Cash and cash equivalents, including restricted cash, at beginning of the period	505	728
Cash and cash equivalents, including restricted cash, at the end of period	419	862

Exhibit 99.1
Appendix I - Reconciliation of Net (loss)/income to Adjusted EBITDA (Unaudited)
Adjusted EBITDA represents Net (loss)/income before depreciation and amortization, taxes, total financial and non-operating items, other income and similar non-cash charges. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Adjusted EBITDA for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided below. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of Total operating revenues. Adjusted EBITDA excluding Reimbursables, represents Adjusted EBITDA, excluding Reimbursable revenues and Reimbursable expenses. Adjusted EBITDA Margin excluding Reimbursables represents Adjusted EBITDA excluding Reimbursables as a percentage of Total operating revenues excluding Reimbursable revenues.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables are non-GAAP financial measures. The Company believes that the aforementioned non-GAAP financial measures assist investors by excluding the potentially disparate effects between periods of depreciation and amortization, income tax benefit/expense, total financial items and non-operating items, merger and integration related expenses, gain on disposals and other adjustments specified, which are affected by various and possibly changing financing methods, capital structure and historical cost basis and which may significantly affect Net (loss)/income between periods.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables should not be considered as alternatives to Net (loss)/income or any other indicator of Seadrill Limited’s performance calculated in accordance with GAAP. Because the definitions of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

The tables below reconcile Net (loss)/income, the most directly comparable GAAP measure, to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables.

Figures in USD million, unless otherwise indicated	Three months ended June 30, 2025	Three months ended March 31, 2025	Twelve months ended June 30, 2025
Net (loss)/income (a)	(42)	(14)	77
Depreciation and amortization	56	55	198
Sonadrill fees claim - pre-2025 impact (1)	43	—	43
Income tax expense/(benefit)	29	15	(82)
Total financial and other non-operating items, net	19	17	73
Merger and integration related expenses	—	—	19
Gain on disposal	—	—	(31)
Other adjustments (2)	1	—	3
Adjusted EBITDA (b)	106	73	300
Total operating revenues (c)	377	335	1,355
Net (loss)/income margin (a)/(c)	(11.1)%	(4.2)%	5.7%
Adjusted EBITDA margin (b)/(c)	28.1%	21.8%	22.1%

Figures in USD million, unless otherwise indicated	Three months ended June 30, 2025	Three months ended March 31, 2025
Adjusted EBITDA (b)	106	73
Reimbursable revenues	(16)	(15)
Reimbursable expenses	16	15
Adjusted EBITDA excluding Reimbursables (d)	106	73
Total operating revenues (c)	377	335
Reimbursable revenues	(16)	(15)
Total operating revenues excluding Reimbursable revenues (e)	361	320
Adjusted EBITDA margin excluding Reimbursables (d)/(e)	29.4%	22.8%

(1) Increase to estimated liability for Sonadrill fees claim following unfavorable legal ruling, primarily for fees related to pre-2025 periods.
(2) Primarily related to costs associated with the closure of the Company's London office, announced in 2023.

Exhibit 99.1
Appendix II - Contract Revenues Supporting Information (Unaudited)

Contract Revenues Supporting Information(1)	Three months ended June 30, 2025	Three months ended March 31, 2025
Average number of rigs on contract(2)	10	9
Average contractual dayrates(3) (in $ thousands)	331	323
Economic utilization(4)	93.4%	83.9%

(1) Excludes three drillships managed on behalf of Sonadrill (West Gemini, Sonangol Quenguela, Sonangol Libongos).
(2) The average number of rigs on contract is calculated by dividing the aggregate days the Company's rigs were on contract during the reporting period by the number of days in that reporting period.
(3) The average contractual dayrate is calculated by dividing the aggregate contractual dayrates during a reporting period by the aggregate number of days for the reporting period.
(4) Economic utilization is defined as dayrate revenue earned during the period, excluding bonuses, divided by the contractual operating dayrate, multiplied by the number of days on contract in the period. If a drilling unit earns its full operating dayrate throughout a reporting period, its economic utilization would be 100%. However, there are many situations that give rise to a dayrate being earned that is less than the contractual operating rate, such as planned downtime for maintenance. In such situations, economic utilization reduces below 100%.

Exhibit 99.1
Appendix III - Reconciliation of Net cash flows provided by/(used in) operating activities to Free Cash Flow (Unaudited)
The Company also presents Free Cash Flow as a non-GAAP liquidity measure. Free Cash Flow is calculated as Net cash provided by/(used in) operating activities less Additions to drilling units and equipment. The Company believes Free Cash Flow is useful to investors, as it allows greater transparency of the utilization or generation of cash by the business. Because the definition of Free Cash Flow may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The table below reconciles Net cash flows provided by/(used in) operating activities, the most directly comparable GAAP measure, to Free Cash Flow for the three months ended June 30, 2025 and March 31, 2025.

Figures in USD million	Three months ended June 30, 2025	Three months ended March 31, 2025
Net cash flows provided by/(used in) operating activities	11	(27)
Additions to drilling units and equipment	(23)	(45)
Free Cash Flow	(12)	(72)